Exhibit 99

          Dillard's Celebrates 13 Years of Partnership with
                  Ronald McDonald House Charities(R)


    LITTLE ROCK, Ark.--(BUSINESS WIRE)--Jan. 26, 2007--Dillard's, Inc. is proud to announce that it will again make a significant contribution of approximately $95,000 to Ronald McDonald House Charities (RMHC(R)). This donation was made possible through the sale of a limited edition gift set with a 27-exposure single-use camera and a beautiful "Memories are Made of This..." photo album. The limited edition gift set was produced to be sold in 330 Dillard's stores and online during the 2006 holiday season. Profits from those sales were earmarked to benefit Ronald McDonald Houses serving local communities.

    With this year's contribution, Dillard's has now donated almost $3.8 million to Ronald McDonald Houses over the past 13 years. Denise Mahaffy, Vice President of Advertising for Dillard's, said, "We are once again so grateful to be a part of this organization that touches so many children and their families year round."

    Marty Coyne, Vice-President of Ronald McDonald House Charities, said, "We thank Dillard's for the generous support they have shown us for the past 13 years. Dillard's has been, and continues to be, a key corporate partner aiding us in our mission to better the lives of children and their families."

    About Ronald McDonald House Charities

    Ronald McDonald House Charities, a non-profit 501c3 corporation, creates, finds and supports programs that directly improve the health and well being of children. Its programs are grassroots-driven to enable the Charity to offer help where children need it most - right in their own communities. RMHC makes an immediate, positive impact on children's lives through its global network of local Chapters in nearly 50 countries and its three core programs: the Ronald McDonald House(R), Ronald McDonald Family Room and Ronald McDonald Care Mobile. RMHC and its global network of local Chapters have awarded more than $430 million in grants and program services to children's programs around the world. For more information, visit www.rmhc.org.

    About Dillard's

    Dillard's, Inc. (NYSE:DDS) ranks among the nation's largest fashion apparel and home furnishings retailers with annual revenues exceeding $7.7 billion. The Company focuses on delivering maximum fashion and value to its shoppers by offering compelling apparel and home selections complemented by exceptional customer care. Dillard's stores offer a broad selection of merchandise and feature products from both national and exclusive brand sources. The Company operates 330 Dillard's locations spanning 29 states, all with one nameplate - Dillard's. For more information, visit www.dillards.com .


    CONTACT: Dillard's, Inc.
             Julie J. Bull, (501) 376-5965
             Director of Investor Relations